Exhibit 5.2

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

Beethovenstraat 400
1082 PR Amsterdam
T +31 20 71 71 000	Amsterdam, 7 July 2026

AerCap Holdings N.V.
AerCap House
65 St. Stephen’s Green
Dublin D02 YX20
Ireland

Ladies and Gentlemen:

Re: $900,000,000 4.875% Senior Notes due 2031, issued by AerCap Funding Designated Activity Company, guaranteed by AerCap Holdings N.V. and AerCap Aviation Solutions B.V.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

We have acted as special legal counsel as to Dutch law to the Companies in connection with the issue of the Notes and the Guarantee.

This opinion letter is rendered to you at your request and it may only be relied upon in connection with the Guarantee. It does not purport to address all matters of Dutch law that may be of relevance with respect thereto. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed by us in connection with this opinion letter, except as expressly confirmed in this opinion letter.

We consent to the filing of this opinion as an exhibit to the Report on Form 6-K filed with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. The previous sentence is no admittance that we are in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the U.S. Securities Act of 1933, as amended, or any rules or regulations of the U.S. Securities and Exchange Commission promulgated under it.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Opinion Documents and the Corporate Documents, and we have assumed that the Opinion Documents have been entered into or filed, as the case may be, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the European General Court and the European Court of Justice. We do not express any opinion on Dutch or European competition law, data protection laws or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments or changes of Dutch law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law and our general conditions. This opinion letter may only be relied upon, and our willingness to render this opinion letter to you is based, on the conditions that (i) the legal relationship between you and NautaDutilh N.V. is governed by Dutch law, (ii) all matters related to the legal relationship between you and NautaDutilh N.V. are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands, and (iii) no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

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For the purposes of this opinion letter, we have assumed that on the date hereof:

a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;

c.	no defects (gebreken) not appearing on the face of a Deed of Incorporation attach to the incorporation of any Company (kleven aan haar totstandkoming);

d.	(i) at all relevant times no regulations (reglement) have been adopted by any corporate body of any Company, other than the Board Regulations, and (ii) the Articles of Association of each Company are its articles of association currently in force. The Extracts support item (ii) of this assumption;

e.	the resolutions recorded in the Resolutions correctly reflect the resolutions of the managing board of each Company, and have not been amended, nullified, revoked, or declared null and void, and the factual statements made and the confirmations given in the Resolutions are complete and correct;

f.	each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant Company vis-à-vis the other parties to any Opinion Document referred to therein and with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents to which it is expressed to be a party;

g.	none of the opinions stated in this opinion letter will be affected by any foreign law; and

h.	the above assumptions were true and accurate at the times when the Resolutions and the Opinion Documents were signed.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	AerCap Holdings N.V. has been duly incorporated and is validly existing as a naamloze vennootschap (public company with limited liability) and AerCap Aviation Solutions B.V. has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

2.	Each Company has the corporate power to enter into the Opinion Documents to which it is expressed to be a party, to grant the Guarantee and to perform its obligations under these Opinion Documents and the Guarantee.

Due Authorisation

3.	Each Company has duly authorised the entering into of the Opinion Documents to which it is expressed to be a party, the granting of the Guarantee and the performance of its obligations under these Opinion Documents and the Guarantee.

Valid Signing

4.	Each Opinion Document has been validly signed on behalf of each Company expressed to be a party thereto.

The opinions expressed above are subject to the following qualifications:

A.	As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Documents under the applicable law and the obligations of the parties thereto, and we have made no investigation of that meaning and purport. Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

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C.	Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clauses contained in the Articles of Association, we have no reason to believe that by entering into the Opinion Documents to which the Companies are expressed to be parties, granting the Guarantee or performing their obligations thereunder, the Companies would transgress the descriptions of the objects contained in their Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Companies are served by entering into the Opinion Documents to which they are expressed to be parties, granting the Guarantee or performing their obligations thereunder, since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	any intervention, recovery or resolution measures by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities.

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Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	Regulation (EC) No 2271/96 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	a.	in relation to AerCap Holdings N.V., its articles of association (statuten) as they read after the execution of a deed of amendment dated 1 November 2021, which, according to the relevant Extract, was the last amendment to the articles of association of AerCap Holdings N.V.; and
	b.	in relation to AerCap Aviation Solutions B.V., the articles of association (statuten) as contained in its Deed of Incorporation

“Board Regulations”	AerCap Holdings N.V. Rules for the Board of Directors, including its Committees dated as of 6 December 2023

“Commercial Register”	the Commercial Register held by the Dutch Chamber of Commerce (handelsregister gehouden door de Kamer van Koophandel)

“Companies”	a.	AerCap Holdings N.V., a naamloze vennootschap (public company with limited liability) registered with the Commercial Register under file number 34251954; and
	b.	AerCap Aviation Solutions B.V., a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) registered with the Commercial Register under file number 55083617

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“Corporate Documents”	the documents listed in Exhibit C (List of Corporate Documents)

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“Deed of Incorporation”	a.	in relation to AerCap Holdings N.V., its deed of incorporation (akte van oprichting) dated 10 July 2006; and
	b.	in relation to AerCap Aviation Solutions B.V., its deed of incorporation (akte van oprichting) dated 10 April 2012

“Exhibit”	an exhibit to this opinion letter

“Extracts”	in relation to each Company, an extract from the Commercial Register with respect to that Company, dated the date of this opinion letter

“First Supplemental Indenture”	the first supplemental indenture relating to the Notes, dated 7 July 2026, made between, inter alios, the Issuer, the Companies and the Trustee

“Guarantee”	the guarantee of the Notes by the Companies set forth in Article 10 (Guarantees) of the Indenture

“Indenture”	the indenture dated 7 July 2026, made between, inter alios, the Issuer, the Companies and the Trustee

“Issuer”	AerCap Funding Designated Activity Company

“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands

“Notes”	the Issuer’s U.S. $ 900,000,000 4.875% Senior Notes due 2031, under the First Supplemental Indenture in the form of an exhibit thereto

“Opinion Documents”	the documents listed in Exhibit B (List of Opinion Documents)

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“Powers of Attorney”	the powers of attorney as contained in the Resolutions, granted by the Companies in respect of, inter alia, the entering into the transactions contemplated by the Opinion Documents

“Prospectus Supplement”	the prospectus supplement in relation to the Notes, supplementing the prospectus forming part of the Registration Statement, dated 29 June 2026

“Registration Statement”	the registration statement of, inter alios, the Issuer and the Companies on Form F-3 under the Securities Act of 1933 of the United States, as amended, dated 29 June 2026

“Resolutions”	a.	in relation to AerCap Holdings N.V., the documents containing the resolutions of its board of directors (bestuur), dated 10 June 2026; and
	b.	in relation to AerCap Aviation Solutions B.V., the documents containing the resolutions of its managing board of directors (bestuur), dated 17 June 2026

“Trustee”	U.S. Bank Trust Company, National Association

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EXHIBIT B

LIST OF OPINION DOCUMENTS

1.	a pdf copy of the Indenture;

2.	a pdf copy of the First Supplemental Indenture; and

3.	a pdf copy of the Prospectus Supplement.

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EXHIBIT C

LIST OF CORPORATE DOCUMENTS

1.	a pdf copy of each Deed of Incorporation;

2.	pdf copies of the Articles of Association;

3.	a pdf copy of the Board Regulations;

4.	a pdf copy of each Extract; and

5.	pdf copies of the Resolutions.